Exhibit 5.2

	广东崇立律师事务所 深圳市龙华区星河 World 二期E座6层 609A 电话：0755-8958 5892 传真：0755-8958 6631	Guangdong Chong Li Law Firm Suite 609A, 6F, E Block, Galaxy World Phase II, Longhua District, Shenzhen, P.R. China T E L: 0755-8958 5892 F A X: 0755-8958 6631
www.chonglilaw.com	邮箱：chongli@chonglilaw.com	Email: chongli@chonglilaw.com

May 28, 2024

MicroCloud Hologram Inc.

Room 302, Building A, Zhong Ke Na Neng Building,

Yue Xing Sixth Road, Nanshan District, Shenzhen,

People’s Republic of China 518000

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC. We have acted as PRC counsel for MicroCloud Hologram Inc. a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-3, amended, (the “Registration Statement,” which term does not include any exhibits thereto) to be filed with the United States Securities and Exchange Commission (the “SEC”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following draft documents:

(i)	the Registration Statement; and

(ii)	the Prospectus (the “Prospectus”) contained in the Registration Statement.

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We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus and other documents reviewed by us, (iii) that there is no provision of the law of any jurisdiction, other than PRC, which would have any implication in relation to the opinions expressed herein; (iv) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the SEC; and (v) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than PRC. This opinion is to be governed by and construed in accordance with the laws of PRC and is limited to and is given on the basis of the current law and practice in PRC.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to (i) certain regulatory matters concerning the China Securities Regulatory Commission and PRC business licensure, and (ii) certain PRC tax matters set forth under the caption “Taxation” are true and accurate based on current PRC law and practice at the date of this letter and that such statements constitute our opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the caption “Enforceability of Civil Liabilities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Guangdong Chong Li Law Firm

Guangdong Chong Li Law Firm

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